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Exhibit 99(a)(5)(A)

NOTICE TO PARTICIPANTS IN THE
LAUREATE EDUCATION, INC. 401(k) RETIREMENT SAVINGS PLAN

June 8, 2007

Dear Retirement Savings Plan Participant:

The Tender Offer

        As you may know, L Curve Sub Inc. and M Curve Sub Inc., each a Maryland corporation (each a "Purchaser", and together the "Purchasers"), and each a direct subsidiary of Wengen Alberta, Limited Partnership, an Alberta limited partnership ("Parent"), announced on June 4, 2007 an offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Laureate Education, Inc. ("Laureate" or the "Company") at a purchase price of $62.00 per Share in cash without interest and less any amounts required to be deducted and withheld under any applicable law (the "Offer"). The offer is fully explained in the enclosed Offer to Purchase dated June 8, 2007. A copy of Laureate's Solicitation/Recommendation Statement on Schedule 14D-9 is also enclosed and sets forth, among other things, the recommendation by Laureate's Board of Directors that Laureate stockholders tender their Shares into the Offer.

Your Prompt Response is Requested

        The Offer is being made for all outstanding Shares, including those Shares credited to your account under the Laureate Education, Inc. 401(k) Retirement Savings Plan (the "Plan"). As a participant in the Plan, if a portion of your account is invested in the Laureate Education, Inc. Stock Fund (the "Stock Fund"), you are encouraged to provide directions to Capital Bank & Trust Company ("CB&T"), the trustee of the Plan, to tender all, some or none of the Shares allocated to your separate Plan account. By instructing CB&T to "tender" the Shares allocated to your separate Plan account, you are instructing CB&T to surrender those Shares for cash in connection with the Offer.

        If you would like to tender Shares allocated to your account under the Plan in the Offer, you must provide your directions to CB&T's tabulation agent by promptly completing and returning the enclosed Tender Offer Instruction Form (the "Instruction Form") to Ellen Philip Associates. If you do not send timely tender instructions, CB&T will treat this as an instruction NOT to tender.

        In order to direct CB&T, the enclosed Instruction Form must be received by Ellen Philip Associates, the Independent Plan Tabulator, by 4:00 p.m. Eastern time, on July 2, 2007 (the "Plan Deadline"). You may return your completed, signed and dated Instruction Form in the enclosed postage-prepaid envelope or by mailing it to Ellen Philip Associates, 134 West 26th Street, New York, NY 10001. In the event that the Purchasers extend the expiration date for the Offer (currently 12:00 midnight, New York City time, on July 6, 2007), the Plan Deadline will automatically be extended to 4:00 p.m. Eastern time on the date that is two business days prior to the new expiration date. Any extensions of the expiration date for the Offer will be publicly announced.

Important Note About The Laureate Education, Inc. Stock Fund

        Please note, in order for CB&T to have sufficient time to prepare administratively to respond to the Offer, you will be temporarily unable to make investments or other transfers in or out of the Stock Fund. During the period starting at 4:00 p.m. Eastern time on July 2, 2007 and ending on the Plan Deadline, transactions with respect to the Stock Fund will be suspended for all participants in the Plan with Shares allocated to their accounts. If the expiration date of the Offer is extended, the new Plan Deadline will be the date that is two business days prior to the new expiration date for the Offer. The suspension period may be terminated in the event of an extension of the expiration date for the Offer for more than two business days. In the event of an extension of the expiration date for the Offer, the period during which transactions with respect to the Stock Fund will be suspended for all participants in the Plan with Shares allocated to their accounts will start on the date that is two business days prior to the extended Plan Deadline and will end on the extended Plan Deadline.

        If you have Shares allocated to your account and you decide to tender your Shares by the Plan Deadline, however, the suspension period with respect to your investments in the Stock Fund will continue through the expiration date of the Offer. If the expiration date of the Offer is extended, this period during which transactions with respect to the Stock Fund will be suspended will start two business days prior to the new Plan Deadline and will end on the new expiration date of the Offer. For tendering participants only, this period is called a "blackout period." Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

        During the blackout period, you will be unable to make investment or other transfers in or out of the Stock Fund. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

        During the periods described above, you can determine whether the blackout period has started or ended by contacting the CB&T participant services line at 800/204-3731 Monday through Friday from 8:30 a.m. to 9 p.m., Eastern time.

        Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. Given the timing of the Offer, however, this notice could not be provided 30 days in advance.

Enclosed For Your Review

        Enclosed for your review are the following materials about the Offer:

  1.
  the Offer to Purchase, dated June 8, 2007, which contains important details about the Offer;

  2.
  the Solicitation/Recommendation Statement on Schedule 14D-9;

  3.
  a Letter of Transmittal (for informational purposes only);

  4.
  a Tender Offer Instruction Form; and

  5.
  a postage-paid reply envelope.

        The enclosed information relates only to Shares allocated to your Plan account. If you own other Shares outside of the Plan, you should receive separate mailings relating to those Shares.

Please Provide Your Instructions to the Independent Plan Tabulator

        To instruct CB&T, please promptly complete, sign and date the enclosed Tender Offer Instruction Form and mail it to the Independent Plan Tabulator in the enclosed postage paid reply envelope. If you have instructed CB&T to tender some or all of the Shares credited to your account under the Plan, you may withdraw this instruction by submitting a new Tender Offer Instruction Form, which will have the effect of revoking your prior instruction. Such new Tender Offer Instruction Form must be received by the Independent Plan Tabulator on or before the Plan Deadline, which is 4:00 p.m. Eastern time on July 2, 2007.

        Please note, if your tender instructions are not received on or before the Plan Deadline, the trustee will NOT tender your Shares, unless required by law to do otherwise.

Proceeds from Tender

        CB&T will invest proceeds from the tender of the Shares credited to your account under the Plan in the American Funds Balanced Fund until investment direction is received from you.

Your Decision is Confidential

        All instructions received by CB&T from individual participants will be held in confidence and will not be divulged to any person, including Laureate, Parent, the Purchasers or any of their respective directors, officers, employees or affiliates.

For Additional Information

        If you have any questions about the Offer, please contact Innisfree M&A Incorporated, the information agent for the Offer, toll-free at (877) 717-3922. Additionally, all tender offer materials that have been filed with the U.S. Securities and Exchange Commission are available online at www.sec.gov. You may also call the above number to request a new Tender Offer Instruction Form or for assistance in filling out the form.

Sincerely,
Capital Bank & Trust Company

QuickLinks

NOTICE TO PARTICIPANTS IN THE LAUREATE EDUCATION, INC. 401(k) RETIREMENT SAVINGS PLAN
The Tender Offer
Your Prompt Response is Requested
Important Note About The Laureate Education, Inc. Stock Fund
Enclosed For Your Review
Please Provide Your Instructions to the Independent Plan Tabulator
Proceeds from Tender
Your Decision is Confidential
For Additional Information